Exhibit 10.44

SHORT TERM

LEASE AGREEMENT

by and between

INDIANAPOLIS AIRPORT AUTHORITY

and

CHAUTAUQUA AIRLINES, INC.

Dated as of December 17, 2004

ARTICLE VIII – OBLIGATIONS OF AUTHORITY

SECTION 801	INGRESS AND EGRESS
SECTION 802	QUIET ENJOYMENT OF THE LEASED PREMISES

ARTICLE IX – COMPLIANCE WITH SECURITY REQUIREMENTS

SECTION 901	SECURITY AGREEMENT
SECTION 902	SECURITY RULES AND REGULATIONS OF AUTHORITY, FAA AND TSA

ARTICLE X – MAINTENANCE, REPAIRS AND REPLACEMENTS

SECTION 1001	MAINTENANCE, REPAIRS AND REPLACEMENTS TO LEASED PREMISES AND FACILITIES
SECTION 1002	MAINTENANCE REPAIRS AND REPLACEMENTS OF AND TO EQUIPMENT
SECTION 1003	PROMPT NOTIFICATION OF DAMAGE, DEFECTS OR MALFUNCTION
SECTION 1004	ACCESS TO LEASED PREMISES
SECTION 1005	INVENTORY OF EQUIPMENT AT LEASED PREMISES

ARTICLE XI – FACILITIES OPERATIONS AND SERVICES

SECTION 1101	SERVICES
SECTION 1102	AUTHORITY NOT LIABLE FOR MALFUNCTIONS
SECTION 1103	ENERGY AND UTILITY CONSERVATION
SECTION 1104	REIMBURSEMENT OF TENANT

ARTICLE XII – INTENTIONALLY DELETED

ARTICLE XIII – AUTHORITY’S RESERVATIONS

SECTION 1301	IMPROVEMENT, RELOCATION OR REMOVAL
SECTION 1302	INSPECTION OF LEASED PREMISES
SECTION 1303	SUBORDINATION TO U.S. GOVERNMENT
SECTION 1304	WAR OR NATIONAL EMERGENCY

ARTICLE XIV – COMMON AREAS

SECTION 1401	DEFINITION
SECTION 1402	TENANT’S USE OF COMMON AREAS
SECTION 1403	MAINTENANCE
SECTION 1404	RESERVATION OF RIGHTS

ARTICLE XV – INSURANCE

SECTION 1501	AUTHORITY’S INSURANCE
SECTION 1502	TENANT’S INSURANCE
SECTION 1503	APPLICATION OF INSURANCE PROCEEDS
SECTION 1504	RELEASE AND WAIVER OF SUBROGATION

ARTICLE XVI – CASUALTY DAMAGE AND CONDEMNATION

SECTION 1601	DAMAGE BY CASUALTY
SECTION 1602	CONDEMNATION

ARTICLE XVII – GENERAL INDEMNITY

SECTION 1701	INDEMNITY

ARTICLE XVIII – EVENTS OF DEFAULT BY AUTHORITY

SECTION 1801	EVENTS OF DEFAULT BY AUTHORITY
SECTION 1802	REMEDIES OF TENANT ON DEFAULT
SECTION 1803	NO ADDITIONAL WAIVER IMPLIED BY ONE WAIVER; CONSENTS TO WAIVER
SECTION 1804	DELAY NOT A WAIVER

ARTICLE XIX – EVENTS OF DEFAULT BY TENANT

SECTION 1901	EVENTS OF DEFAULT BY TENANT
SECTION 1902	CERTAIN REMEDIES OF THE AUTHORITY ON RENTAL DEFAULT
SECTION 1903	ADDITIONAL REMEDIES OF AUTHORITY ON DEFAULT
SECTION 1904	TENANT TO REMAIN LIABLE FOR PAYMENTS; RELETTING
SECTION 1905	INTENTIONALLY DELETED
SECTION 1906	NO REMEDY EXCLUSIVE
SECTION 1907	NO ADDITIONAL WAIVER IMPLIED BY ONE WIAVER; CONSENTS TO WAIVER
SECTION 1908	WAIVER OF STATUTORY NOTICE TO QUIT
SECTION 1909	INTENTIONALLY DELETED
SECTION 1910	SUSPENSION OF LEASE AGREEMENT
SECTION 1911	DELAY NOT A WAIVER

ARTICLE XX – RIGHTS UPON TERMINATION

SECTION 2001	IMPROVEMENTS
SECTION 2002	EXCLUDED PROPERTY

ARTICLE XXI – ASSIGNMENT AND SUBLETTING

SECTION 2101	SUBLEASES AND ASSIGNMENTS
SECTION 2102	SUBLETTING
SECTION 2103	MORTGAGES, LIENS, AND SECURITY INTERESTS PROHIBITED

ARTICLE XXII – GENERAL PROVISIONS

SECTION 2201	NON-INTERFERENCE WITH OPEERATION OF AIRPORT
SECTION 2202	BINDING UPON SUCCESSORS AND ASSIGNS; NO INTENT TO BENEFIT THIRD PARTIES
SECTION 2203	ENTIRE AGREEMENT; AMENDMENTS
SECTION 2204	WAIVER
SECTION 2205	SECTION HEADINGS
SECTION 2206	GOVERNING LAW; INTERPRETATION
SECTION 2207	RELATIONSHIP
SECTION 2208	NOTICES
SECTION 2209	COUNTERPARTS

SIGNATURE PAGE

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called this “Lease Agreement” or this “Lease”) is made and entered into as of the 17th day of December, 2004, by and between the INDIANAPOLIS AIRPORT AUTHORITY, a municipal corporation existing under and by virtue of the laws of the State of Indiana (“Authority”), and Chautauqua Airlines, Inc. with its principal office at Indianapolis, IN, an Indiana corporation (“Tenant”).

WITNESSETH THAT:

WHEREAS, the Authority owns and operates the Airport; and

WHEREAS, the Authority owns and holds a leasehold interest in the Site and the Facilities that have been developed on the Site; and

WHEREAS, the Authority shall lease to Tenant pursuant to this Lease Agreement the leasehold interests of the Authority in the Leased Premises, which constitute a portion of the Site and Facilities; and

WHEREAS, Tenant is primarily engaged in the business of transporting passengers and providing aircraft maintenance, repair and overhaul services to its own aircraft; and

WHEREAS, Tenant desires to lease the Leased Premises upon the terms and conditions hereinafter stated:

NOW, THEREFORE, in consideration of the mutual covenants and payments herein contained, the Authority and Tenant hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 101.                                Definitions.  In addition to terms specifically defined elsewhere in this Lease Agreement, the following terms, for the purposes of this Lease Agreement, shall have the meanings set forth below:

“145 Certificate” has the meaning set forth in Section 302(G) of this Lease.

“Act” means Indiana Code 8-22-3, as amended.

“Affiliate” means any entity, directly or indirectly, controlled by, controlling, or under common control with Tenant.

“Air Operations Area” means any portion of the Airport designed and used for landing, taking off, or surface maneuvering of airplanes.

“Airport” means the Indianapolis International Airport.

“Airport Director” means the Airport Director of the Airport.

“Authority” means the Indianapolis Authority, a municipal corporation duly organized and operating under the laws of the State, including the Act, or any successor thereto or assignee thereof.

“BAA” means BAA Indianapolis LLC, an Indiana limited liability company.

“BAA USA” means BAA USA (Holdings), Inc., a Delaware corporation.

“Business” means the maintenance by Tenant and/or Tenant’s employees, agents or contractors of aircraft owned or operated by Tenant.

“Casualty” has the meaning set forth in Section 1601(A)(1) of this Lease.

“Change of Control” has the meaning set forth in Section 2101(B) of this Lease.

“Claims” has the meaning set forth in Section 1403 of this Lease.

“Commission” means the Metropolitan Development Commission of Marion County, Indiana, acting as the Redevelopment Commission of the City of Indianapolis, Indiana.

“Common Area” has the meaning set forth in Section 1401 of this Lease.

“Condemnation” has the meaning set forth in Section 1602(A) of this Lease.

“DOT” means the United States Department of Transportation.

“Effective Date” means December 17, 2004.

“Entity” means any corporation, partnership, limited partnership, limited liability partnership, joint venture, association, limited liability company, joint-stock company, trust, or other entity or unincorporated association, or any Governmental Entity.

“Environmental Laws” means and shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Occupational Safety and Health Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Endangered Species Act, the National Environmental Policy Act, the Indiana Air and Water Pollution Control Law, the Indiana Groundwater Protection Act, the Indiana Hazardous Waste Law, the Indiana Underground Storage Tanks Act, the Indiana Wastewater Management Law, the Indiana Fish and Wildlife Act, the Indiana Flood Control Act, and the Indiana Environmental Policy Act, and any amendments or supplements thereto or rules or regulations promulgated pursuant thereto or in connection therewith.

“Environment, Health and Safety Requirements” means all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, any and all Laws relating to public health and safety, worker health and safety, or pollution or protection of the environment, including without limitation Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Equipment” means any equipment, fixtures, permanent inventory, or tangible personal property, including, without limitation, the types of equipment, fixtures, permanent inventory or tangible personal property made available by the Authority to Tenant, including but not limited to those items set forth by an Addendum hereto, whether now owned or hereafter acquired, as the same shall be substituted or replaced from time to time in accordance with Article X and products and proceeds thereof.

“Event of Default” means, with respect to Tenant, any of the Events of Default set forth in Section 1901 hereof and, with respect to the Authority, any of the Events of Default set forth in Section 1801 hereof.

“Event of Force Majeure” means any delays due to adverse weather conditions, strikes, unavailability of labor or materials, acts of God, acts of war, invasion, terrorism, riots, civil commotion or vandalism, actions or inactions of Governmental Entities, or any other cause outside of the reasonable control of the party claiming delays.

“Excluded Property” means the equipment, removable fixtures (subject to Tenant’s obligation to restore the Leased Premises), permanent inventory or tangible personal property of Tenant acquired and installed into the Facilities or otherwise located on the Leased Premises, as set forth by an Addendum hereto.

“FAA” means the Federal Aviation Administration.

“Facility” or “Facilities” means (a) the buildings, structures, improvements and facilities located on the Site, whether now or hereafter existing and wherever located; and (b) any extensions, improvements, replacements, and additions to or personal property (including, without limitation, equipment, fixtures or permanent inventory) for such buildings, structures, improvements and facilities, whether now or hereafter existing and whether located on the Site.

“Government” or “Governments” means each or all of the City of Indianapolis, the State and the Authority.

“Governmental Entity” means any court, government agency, department, commission, board, bureau, office, officer or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind, including but not limited to the Authority.

“Hazardous Materials” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental entity, the State of Indiana or the United States Government, including, without limitation, any material or substance which is (a) petroleum, batteries, or liquid solvents or similar chemicals, (b) asbestos, (c) radioactive material or waste, (d) polychlorinated biphenyls (“PCBs”), (e) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (f) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or pursuant to Section 13-11-2-99 of the Indiana Code, or determined to be a “hazardous waste” under Section 13-22-2-3(b) of the Indiana Code, (g) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), or pursuant to Section 13-7-1.5-1 of the Indiana Code, (h) regulated under the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) or defined as a PCB pursuant to Section 13-11-2-155 of the Indiana Code, (i) defined as a “contaminant” pursuant to Section 13-11-2-42 of the Indiana Code, or (j) any other substance or material similarly classified by any other federal, state or local statute or ordinance or by any rule or regulation promulgated or adopted pursuant thereto, whether now existing or hereinafter enacted.

“Indemnified Parties” has the meaning set forth in Section 705(B) of this Lease.

“ITFA” means the Indiana Transportation Finance Authority created under IC 8-9.5-8 and acting pursuant to IC 8-21-12.

“Laws” means any and all applicable local, county, state, federal, foreign or other laws, statutes, codes, regulations, ordinances, conditions, requirements, rules, orders, decrees, consent decrees, judgments, writs, settlement agreements, stipulations, injunctions, guidelines, demand letters, or other governmental requirements enacted, promulgated, entered into, agreed or imposed by any Governmental Entity from time to time.

“Lease Agreement” or “Lease” means this Lease Agreement, as the same may be amended and supplemented.

“Leased Premises” means (a) that portion of the Facilities shown on Exhibit B attached hereto; and (b) the Equipment.

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether liquated or unliquated, and whether due or to become due), including, without limitation, responsibility under Environment, Health and Safety Requirements for cleanup, containment, restoration, remival, remediation, investigation, fines, penalties or monitoring relating thereto (collectively, “Remedial Work”), liability for costs of Remedial Work, liability for costs of government oversight and other expenses incidental to Remedial Work, liability for natural resources damage, liability for illness, bodily injury, personal injury and/or the increased risk of or fear of illness, bodily injury or personal injury, and liability for property damage or other economic losses.

“Net Proceeds” means the gross proceeds derived from insurance or any eminent domain or condemnation award, or from any agreement in lieu of an eminent domain or condemnation award, less payment of attorneys’ fees and expenses properly incurred in the collection of those gross proceeds.

“Permitted Encumbrances” means those matters listed in the attached Exhibit C.

“Person” means any individual or Entity.

“Redevelopment Authority” means the Marion County Convention and Recreational Facilities Authority created under IC 36-10-9.1 and acting pursuant to IC 36-7-15.3.

“Rental” means rent payable by Tenant pursuant to Article VI.

“Site” means the real estate located at the Airport, as described in the attached Exhibit A, as the same may be amended or supplemented by an Addendum hereto signed by the Authority and Tenant, consisting of approximately 217 acres.

“State” means the State of Indiana.

“Tenant” means Chautauqua Airlines, Inc., an Indiana corporation.

“Term” and “Term of this Lease Agreement” means, collectively, the period beginning on December 17, 2004 and ending six (6) calendar months thereafter.

“TSA” means Transportation Security Administration.

ARTICLE II

LEASE OF LEASED PREMISES; OWNERSHIP OF IMPROVEMENTS AND EQUIPMENT; USE OF LEASED PREMISES

Section 201.                                Lease of Leased Premises.  Subject to and upon the terms, covenants, conditions and provisions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, the Authority hereby leases, demises and lets to Tenant, and Tenant hereby leases from the Authority, the Leased Premises totaling 48,923.33 square feet of hangar and support space, apron area and parking lot as shown on Exhibit B and equipment specified on Exhibit E.

Section 202.                                Ownership of Improvements and Equipment.  The Leased Premises, including without limitation any buildings, fixtures, facilities, structures, additions, Equipment or improvements in, on or to the Leased Premises, are and shall remain the property of the Authority, subject to Tenant’s rights hereunder to use the same during the Term of, and in accordance with, this Lease Agreement.  Notwithstanding the foregoing to the contrary, the Excluded Property is and shall remain the property of Tenant, subject to Section 1201 below.  Simultaneously with the execution and delivery of this Lease Agreement, Tenant shall deliver to the Authority a true, complete, and correct itemized list of the Excluded Property, in a form acceptable to the Authority, and certified to the Authority as true, complete and correct by the Chief Executive Officer of Tenant.  Tenant shall have the right to supplement such itemized list from time to time during the Term to include additional equipment, removable fixtures, inventory and/or personal property of Tenant used and/or installed at the Leased Premises.

Section 203.                                Condition of Leased Premises.  Subject to Section 201 of this Lease, Tenant accepts the Leased Premises in its “AS-IS” condition, and acknowledges and agrees that Authority shall have no obligation to perform or complete any alterations, improvements or modifications to the Leased Premises.  Notwithstanding anything in this Lease to the contrary, and in addition to the other obligations of the Authority under this Lease, the Authority shall be liable for all costs, expenses, fees and disbursements related to remedying, curing or remediating any condition existing at or on the Leased Premises on or prior to date Tenant first occupies the Leased Premises, necessary to comply with Environmental, Health and Safety Requirements.

Section 204.                                Use of Leased Premises; Prohibited Uses.

(A)                              Tenant shall use the Leased Premises for conducting maintenance on aircraft owned or operated by Tenant and related activities or aircraft owned or operated by other air carriers.  In the event Tenant conducts maintenance and related activities on aircraft owned or operated by other air carriers, the parties will negotiate an Airport Use Agreement for such activities which may include payment of the appropriate use fees.

(B)                                Tenant shall not use the Leased Premises for any purpose other than those identified in subsection (A) above without the Authority’s prior written consent, which consent shall not be withheld.  Without limiting the generality of this restriction, the following conditions shall apply to the use and operation of the Leased Premises:

(1)                                  Tenant shall not store aviation fuel, except in connection with the defueling and refueling of maintained aircraft and only in those areas that have been expressly designated for such purposes by the Authority and in accordance with Airport ordinances; shall not block any common use taxiway; and shall not park any aircraft upon the apron portion of the Leased Premises hereto in a manner that would constitute a violation of any Laws or regulations concerning Airport operations.  Passenger loading and unloading is prohibited.  Aircraft ramp and service equipment may be stored only within the Leased Premises.  All refueling trucks moving to and from the Leased Premises, including their routing and parking, must be approved by the Authority.  Tenant shall not store any Class-A explosives (as defined by the United States Department of Transportation) on the Leased Premises.  All vehicles used in Air Operations Areas shall be equipped and operated in accordance with applicable Laws and the regulations of the Authority and FAA.  Tenant shall not use or place any temporary structures or improvements on the Leased Premises without the prior written approval of the Authority, not to be unreasonably withheld.

(2)                                  Tenant shall be permitted to park aircraft on the apron area designated and shown on Exhibit D.

(C)                                Except as otherwise expressly provided in this Lease, the rights granted in this Lease Agreement shall not be construed as permitting any Person to conduct any business at the Airport (including without limitation on the Leased Premises) except after first securing from the Authority a license and/or other form of permission to conduct that business and paying applicable fees and charges therefore.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES

Section 301.                                Representations and Warranties by Authority.  The Authority makes the following representations and warranties to Tenant as the basis for the Authority’s undertakings herein:

(A)                              The Authority is duly organized as a municipal corporation pursuant to the laws of the State and has the power to execute, deliver and enter into this Lease Agreement and to carry out its obligations hereunder.  By proper action of its board, the Authority has been duly authorized to execute, deliver and perform its obligations under this Lease Agreement.

(B)                                This Lease Agreement constitutes the valid and binding obligation of the Authority, enforceable against the Authority in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally heretofore or hereafter enacted; (ii) the exercise of judicial discretion in accordance with the general principles of equity; and (iii) the valid exercise of the constitutional powers of the Authority, the State and the United States of America.

(C)                                No approvals or consents, other than those that have been obtained, are necessary in order for the Authority to adopt, execute and deliver this Lease Agreement.

(D)                               The Authority has a valid leasehold interest in the Facilities, subject to Permitted Encumbrances.

(E)                                 The Authority has full right and authority to lease the Leased Premises to Tenant as set forth herein for the full Term, including the Extension Periods.

(F)                                 This Lease Agreement has been duly executed and delivered by duly authorized officers of the Authority.

(G)                                Neither the execution and delivery of this Lease Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Lease Agreement, will conflict with or result in a material breach of any of the terms, conditions or provisions of any restriction, ordinance, agreement or instrument to which the Authority is now a party or by which it is bound, or constitute a material default under any of the foregoing, or result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Authority under the terms of any instrument or agreement.

(H)                               There is no litigation pending or, to the knowledge of the Authority, threatened that challenges or would challenge the execution of this Lease Agreement or that could reasonably be expected to have a material adverse effect on the operations or finances of the Authority.

(I)                                    Neither the Site nor the Leased Premises contains any Hazardous Materials requiring remediation or which is present in violation of applicable law, whether brought brought to the Site as waste materials, used on the Site, spilled or leached onto the Site from neighboring lands generated on the Site as a product or by-product of activities on the Site, stored on the Site or otherwise present, except in each case in quantities and concentrations routinely occurring in nature or as a result of aircraft maintenance or repair activities at the Site or at the Facility. The Authority to the extent permitted by law agrees to indemnify and hold Tenant harmless from and against any and all suits or other claims, losses, damages or liability, and costs and expenses ( including but not limited to attorneys’ fees, costs of legal proceedings, environmental audits and/or remediation) incurred by Tenant as a result of any breach of Authority’s representation set forth in this Subsection 301(I).

Section 302.                                Representations, Warranties and Covenants by Tenant.  Tenant makes the following representations and warranties to the Authority as the basis for its undertakings herein:

(A)                              Tenant is a corporation duly organized under the laws of the State of Indiana and is duly qualified to do business in the State, is in good standing and has power to execute, deliver and enter into this Lease Agreement and to carry out its obligations hereunder.  By proper organizational action, Tenant has been duly authorized to execute, deliver and perform its obligations under this Lease Agreement.

(B)                                This Lease Agreement constitutes the valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally heretofore or hereafter enacted, and (ii) the exercise of judicial discretion in accordance with the general principles of equity.

(C)                                No approvals or consents, other than those that have been obtained, are necessary for Tenant to execute and deliver this Lease Agreement.

(D)                               This Lease Agreement has been duly executed and delivered by the duly authorized officer of Tenant.

(E)                                 There is no litigation now pending or, to Tenant’s knowledge, threatened that challenges or would challenge the existence or powers of Tenant in any way affecting this Lease Agreement, or that challenges or would challenge the execution of this Lease Agreement, or that could reasonably be expected to have a material adverse effect on the operations or finances of Tenant.

(F)                                 Neither the execution and delivery of this Lease Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Lease Agreement, will conflict with or result in a breach of the of Tenant or in a material breach of any of the terms, conditions or provisions of any agreement or other instrument to which Tenant is now a party or by which it is bound, or constitute a material default under any of the foregoing, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Tenant under the terms of any instrument or agreement.

(G)                                Tenant has duly and validly obtained, and shall maintain in full force and effect during the Term, all certificates, licenses and permits from all Governmental Entities, required or appropriate to enable Tenant to carry on its business as it is now conducted and/or to enter into this Lease Agreement, including without limitation a “repair station certificate” as required under 14 CFR Part 145 (the “145 Certificate”).

ARTICLE IV

Intentionally Deleted.

ARTICLE V

TERM; EXTENSION PERIODS; TERMINATION RIGHT

Section 501.                                Term.  The term of this Lease Agreement shall consist of the Term.

Section 502.                                Holding Over.  In the event Tenant shall continue to occupy the Leased Premises beyond the Term of this Lease Agreement or any extension thereof without Authority’s written renewal thereof, such holding over shall not constitute a renewal or extension of this Lease Agreement, but shall create a tenancy from month to month which may be terminated at any time by Authority or Tenant by giving thirty (30) days written notice to the other party.

Section 503.                                Right to Terminate Upon Certain Events.  In addition to any other provisions of this Lease that expressly grant either party the right to terminate this Lease prior to the expiration of the Term, either the Authority or the Tenant shall have the right, upon written notice to the other party, to terminate this Lease upon the occurrence of either of the following events or circumstances:

(A)                              The assumption by the United States Government or any authorized agency thereof of the operation, control, or use of the Airport and facilities, or any substantial part or parts thereof, in a manner that substantially restricts Tenant, as reasonably determined by Tenant, from full use of a material portion of the Leased Premises for a period of at least ninety (90) consecutive days.

(B)                                The issuance by any court of competent jurisdiction of an injunction in any way preventing or restraining the use of the Airport, so as to substantially and adversely affect Tenant’s use of a material portion of the Leased Premises, as reasonably determined by Tenant, for a period of at least ninety (90) consecutive days; provided, that the injunction is not due to Tenant’s operations at the Airport.

Section 504.                                Rights at Expiration.

(A)                              In no event shall Tenant continue to occupy the Leased Premises beyond the end of the Term without the Authority’s written consent, which consent may be withheld in the Authority’s sole and absolute discretion.

(B)                                Tenant further agrees that upon the expiration of the Term, the Leased Premises shall be delivered to the Authority in substantially the same condition as originally delivered to Tenant, reasonable wear and tear, casualty, condemnation and matters covered by insurance excepted, and subject to performance by the Authority of its obligations pursuant to Sections 1001 and 1002 below.

Section 505.                                Intentionally deleted.

ARTICLE VI

RENTALS, FEES AND RECORDS

Section 601.                                Rental.

Tenant shall pay to Authority during the Term of this Lease monthly rental in the amount of $35,224.80 (48,923.33 sq. ft. x $8.64 per sq. ft. ÷ 12).  Tenant shall not be charged rental on the space designated as additional space.

Tenant shall pay the foregoing fixed rentals, in arrears, on or before the fifteenth day of each calendar month of the term, at the office of the Airport Director, Indianapolis Airport Authority, 2500 S. High School Road, Suite 100, Indianapolis, IN 46241-4941.

Section 602.                                Field Use Charge.  Except for Tenant’s right to use those areas designated on Exhibit E free of charge for aircraft parking purposes, this Lease Agreement does not and shall not be deemed to grant Tenant the right to use any aircraft parking apron or taxiway not on the Leased Premises.  Any use of aircraft operational areas outside of the Leased Premises, or other Airport property not included in the Leased Premises, or the areas designated on Exhibit E, by Tenant, its employees or its agents shall be by separate agreement and only upon payments of appropriate fees.  Nothing in this Section, however, shall prohibit Tenant, its employees or its agents from the joint use with others at the Airport of interior and exterior roadways serving the Leased Premises as granted herein and in accordance with Airport rules, regulations and/or restrictions.

Section 603.                                Time and Place of Payments.  The Rental due under Section 601 (A) hereof shall be payable to the Authority, at the office of the Airport Director at the address set forth in Section 601 (C).

Section 604.                                Delinquent Rentals.  If Tenant does not pay the Rental described in Section 601 (A) hereof within thirty (30) days following Tenant’s receipt of written notice of delinquency, there shall be added to all such delinquent sums due the Authority and unpaid, as may be established by Authority, under this Lease an interest charge of the principal sum for each full calendar month of delinquency computed as simple interest.  The interest amount charged shall be established by Authority as set forth in Authority’s rates and Charges Ordinance or as such ordinance may hereafter be amended but shall in any event not exceed 18% or established per annum.  No interest shall be charged upon that portion of any debt which, in good faith, is in dispute.  No interest shall be charged upon any account until payment is thirty (30) days overdue, but such interest, when assessed thereafter, shall be computed from the due date until the delinquent payment, together with accrued interest, is paid in full.  The interest rate, established by Ordinance by the Airport Authority Board, may change from time to time but shall in any event not exceed 18% per annum.

Section 605                                   Intentionally deleted.

Section 606                                   Obligations of Tenant Hereunder Unconditional.  The obligation of Tenant to make the payments required under Article VI hereof and to pay the premiums or charges necessary to maintain or cause to be maintained the insurance required by Article XV shall be absolute and unconditional and shall not be subject to any defense (other than full payment) or any right of setoff, counterclaim, abatement or otherwise.  Tenant shall not suspend, postpone or discontinue any such payments for any cause whatsoever.

ARTICLE VII

OBLIGATIONS OF TENANT

Section 701.                                Payment of Rental and Other Amounts.  Tenant hereby agrees and covenants to pay or provide for the payment of all Rental described in Article VI as and when due hereunder.  All Rental payments shall be absolutely free from all claims, demands or offsets against the Authority of any kind or nature whatsoever and without relief from valuation or appraisement laws.

Section 702.                                Operation and Use of Leased Premises.

(A)                              Tenant shall at its own expense (i) keep the Leased Premises in a safe, neat and attractive condition, and (ii) not permit the accumulation of any trash, paper or debris on the Leased Premises or trash, paper or debris belonging to Tenant on any other property of the Authority.

(B)                                Tenant, upon written notice by the Authority to Tenant, shall be required to perform whatever maintenance is reasonably necessary to comply with the provisions of Subsection (A) hereof.  If Tenant does not undertake that maintenance within thirty (30) days after receipt of written notice, the Authority shall have the right to enter upon the Leased Premises or in the Facilities and perform the necessary maintenance, the actual and reasonable out-of-pocket cost of which shall be paid by Tenant within thirty (30) days after notice of the cost thereof is provided by the Authority.

(C)                                Tenant shall not abuse, misuse, or commit or allow any waste or damage to the Leased Premises and/or the other property of the Authority, including without limitation the Equipment.  Without limiting the foregoing, Tenant shall operate and use all Equipment only in a manner that complies with applicable manufacturer’s instructions, guidelines, and warranties.

(D)                               Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose which is unlawful, disreputable, or deemed to be extra-hazardous on account of fire, or do or permit anything to be done that would in any way increase the cost of the Authority’s casualty insurance coverage on the Facilities, the Leased Premises, the Equipment, or their contents.

(E)                                 Excluding regional jet sized aircraft, Tenant shall not place any objects in any part of the Leased Premises that would place an excessive load on the floors of the Leased Premises without the prior written approval of the Authority.  The Authority shall have the right to have a floor load analysis of any part of the Leased Premises made at any time.  If such analysis should indicate that Tenant has exceeded the foregoing limitations, Tenant shall immediately take such actions as may be required to eliminate the overloading condition and shall reimburse the Authority for the expense incurred in completing the analysis and for the cost and expense of any damage arising from such overloading condition.

(F)                                 Tenant shall conduct and operate its Business in a manner so as to prevent the voiding of any roof warranties with respect to the Facilities of which Tenant is made aware, and shall maintain true, complete and correct records for the Authority with respect thereto.

(G)                                Tenant shall comply with all applicable Laws relating to the use, condition and/or occupancy of the Leased Premises.

(H)                               Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such a manner as to not create any nuisance to the Authority or its other tenants.  Tenant shall use commercially reasonable efforts to not interfere with, annoy or disturb any other tenant, or the Authority in its operation of the Facilities.

(I)                                    Tenant shall not make any alterations, modifications, improvements or additions of or to the Leased Premises without the prior written consent of the Authority not to be unreasonably withheld, conditioned or delayed.  Subject to the foregoing, any permanently affixed alterations, modifications, improvements and/or additions by Tenant of or to the Leased Premises shall be deemed a part of the Leased Premises and shall belong to the Authority unless otherwise agreed by the parties.

Section 703.                                Trash, Garbage and Other Refuse; Outside Storage.

(A)                              Tenant shall pick up, and provide for, a complete and proper arrangement for the adequate sanitary handling and disposal, away from the Airport, of all trash, garbage, and other refuse caused as a result of its operation occupancy of and on the Leased Premises.  Tenant shall provide and use suitable covered outdoor receptacles for all such garbage, trash, and other refuse on the Leased Premises.  Tenant shall dispose of medical or biohazardous waste, regulated waste or any Hazardous Materials recovered or generated as a result of its operations off of the property of the Airport and in accordance with all applicable Laws and subject to Section 705.

(B)                                Other than aircraft waiting for the completion of servicing and vehicles, no outside storage shall be permitted, except in the locations specified on Exhibit E.

Section 704.                                Licenses and Permits.  Tenant shall obtain and maintain in full force and effect, at its cost and expense, any and all certificates, approvals, consents, authorizations, licenses, and permits under any applicable Law that are necessary to comply with this Lease Agreement and the privileges extended hereunder and/or that are necessary or appropriate for Tenant to obtain and maintain in connection with the conduct and operation of its Business at the Leased Premises, including without limitation the 145 Certificate.

Section 705.                                Hazardous Materials.

(A)                              Tenant shall use, store, handle, load, unload and dispose of any Hazardous Materials only in compliance with all Laws and only after Tenant has furnished to Authority a list of such Hazardous Materials. In no event shall Tenant use, store, handle, load, or unload any Hazardous Materials which Authority’s insurance company has notified Authority in writing will void Authority’s insurance coverages with respect to the Leased Premises or result in an increased premium. Tenant agrees to pay to Authority any increase in Authority’s insurance coverage premium which directly results from Tenant’s use, storage, handling, loading, unloading, and disposition of Hazardous Materials. Tenant shall, at its expense, remediate any Hazardous Materials or cause any Hazardous Materials to be remediated so as to avoid Liability under any Environmental, Health and Safety Requirements, but only to the extent the Hazardous Materials were first placed on, present at, manufactured at, stored at, disposed from, released from or emitted from the Leased Premises or associated apron area by Tenant after the Effective Date of Occupancy. If the placement, presence, manufacture, storage, disposal, release or emission of any such Hazardous Materials by Tenant in, or or at the Leased Premises and associated apron area, or in, on or at the Facilities or Site results in any contamination, Tenant shall promptly take all actions at is sole expense as are necessary to return the Leased Premises, the Facilities, or Site in a commercially reasonable manner to substantially the conditions which existed prior to the placement, presence, manufacture, storage, disposal, release or emission of such Hazardous Materials and such action or actions shall be in compliance with applicable Environmental, Health, and Safety Requirements and Environmental Laws. If the presence of such Hazardous Materials on or the release of such Hazardous Materials from the Leased Premises resulted from any person or entity other than Tenant, its employees, agents, contractors, invitees or visitors or Authority the parties agree to co-operate with each other in pursuing such person or entity to recover any remediation costs or other damages that may have been incurred by Authority or Tenant. Authority and Tenant shall each be entitled to recover proportionately their respective expenses and costs incurred to pursue such person or entity.

(B)                                Tenant shall indemnify, defend and hold harmless Authority, BAA Indianapolis LLC, BAA USA (Holdings), Inc., the Redevelopment Authority, the IFTA and the Commission and each and all of their respective members, directors, officers, employees, agents, successors and assigns (collectively, the “Indemnified Parties”) from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses and damages asserted against, resulting to, imposed upon or suffered by the Indemnified Parties or any of them or for damage to their respective property interests, to the extent arising from, attributable to, or relating in any manner to (i) a breach by Tenant of its obligations as specified in Subsection (A) of this Section 705 or (ii) injury to person or property as a result of a breach by Tenant of its obligations as specified in Subsection (A) of this Section 705. This indemnification shall survive the cancellation, termination or expiration of the Term of this Lease.

(C)                                Tenant covenants and agrees to comply with all applicable Environmental Laws to to provide Authority, immediately upon receipt, copies of any correspondence, notice or document of any character from any source alleging a circumstance or condition that requires or may require, a clean up, removal, remedial action, or other response by or on the part of Tenant at the Leased Premise, Faculties or Site or alleges a violation of Environmental Laws either civil or criminal.

(D)                               The Authority, to the extent permitted by law, shall indemnify, defend and hold harmless Tenant, and each and all of its members, directors, officers, employees, agents, successors and assigns ( collectively, the “Tenant Indemnified Parties”) from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses, and damages asserted against, resulting to, imposed upon or suffered by the Tenant Indemnified Parties or any of them to the extent arising from, attributable to, or directly relating to the presence of Hazardous Materials on or the release of Hazardous Materials at or from the Leased Premises, Facilities, or Site other than those caused by the Tenant Indemnified Parties or their respective directors, officers, members,  employees, agents, contractors, invitees, or visitors which result from the acts or omissions of Authority.  This indemnification shall survive the cancellation, termination, or expiration of the Term of this Lease.

(E)                                 Tenant agrees, and at the reasonable request of Authority, to permit, once per calendar year, an environmental audit solely for the benefit of Authority, to be conducted by Authority or an independent agent selected by Authority, provided, however, that such an audit will not unreasonably interfere with Tenant’s operations. Tenant and Authority shall share the reasonable audit costs.  Authority shall, immediately after completion of such an audit, provide Tenant with a complete copy of the results, findings, recommendations or any report or summary of the audit generated by or received by Authority. This provision shall not relieve Tenant from conducting its own environmental audits or taking any other steps to comply with Environmental laws.

(F)                                 If in the reasonable opinion of Authority, there exists any uncorrected violation by Tenant of an Environmental Law or any condition which requires, or may require, a clean up, removal or other remedial action by Tenant under any Environmental Laws, and such cleanup, removal or other remedial action is not completed within ninety (90) days from the date of written notice from Authority to Tenant, the same shall, at the option of Authority, constitute an event of default.

Section 706.                                Signs.  Tenant shall not erect, maintain, or display upon the outside of any buildings, structures or other improvements on the Leased Premises or the Facilities any billboards or advertising signs without the Authority’s consent. However, that Tenant may, at its sole cost and expense, install and maintain, on the exterior walls of the Facilities within its Leased Premises, signage for its business at the Facilities, provided that the quantity, size, location, content, design and appearance of such signage shall be in compliance with Laws and subject to prior written approval by the Authority.  Tenant shall be responsible, at its sole cost and expense, for ensuring that the signage complies with any and all applicable Laws, and Tenant shall be responsible, at its cost and expense, before erecting any signage, for obtaining any and all necessary or appropriate approvals, permits, consents, and/or licenses from any applicable Governmental Entities with respect to such signage.  The Authority’s approval of such signage shall not, and shall not be deemed to, constitute a representation or acknowledgement by the Authority that Tenant’s proposed signage complies with any Laws, nor shall such approval by the Authority relieve Tenant of any of Tenant’s obligations under the preceding sentences.

Section 707.                                Rules and Regulations.  Tenant shall comply with, and shall cause its employees, agents, contractors, invitees and visitors to comply with, such rules and regulations of the Facilities as are adopted by the Authority from time to time for safety, care and cleanliness of the Leased Premises and the Facilities and preservation of good order therein, all of which shall be sent by the Authority to Tenant in writing and shall thereafter be carried out and observed by Tenant and its employees, agents, contractors, invitees and visitors provided such rules and regulations do not materially diminish or materially increase Tenant’s rights or increase Tenant’s obligations hereunder.  The Authority shall not be held responsible or liable for any other tenant’s failure to observe any such rules or regulations or any provision of its lease.  Tenant shall also comply with all applicable FAA and TSA security regulations, orders, or security direction.

Section 708.                                Taxes. Tenant shall be responsible for and shall pay before delinquent all municipal, county, federal or state taxes coming due during or after the Term of this Lease Agreement against Tenant’s leasehold interest under this Lease Agreement or against personal property (including without limitation the Excluded Property) of any kind owned or placed in, upon or about the Leased Premises by Tenant, except to the extent that personal property is the property of the Authority and part of the Equipment pursuant to the terms of this Lease Agreement.

Section 709.                                Intentionally deleted.

Section 710.                                Nondiscrimination.

(A)                              Tenant, for itself, its personal representatives, successors in interest, and assigns, as part of the consideration hereof, does hereby covenant and agree that (i) no Person shall be excluded from participation in, denied the benefits of, or otherwise subjected to discrimination in the use of the Leased Premises on the grounds of race, creed, color, national origin, gender, age or handicap; (ii) in the construction of any improvements on, over, or under the Leased Premises and the furnishing of services thereon, no Person shall be excluded from participation in, denied the benefits of, or otherwise subjected to discrimination on the grounds of race, creed, color, national origin, gender, age or handicap; and (iii) Tenant shall use the Leased Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-assisted programs of the Department of Transportation, Effectuation of Title VI of the Civil Rights Act of 1964, as said Regulations may be amended, to the extent that said requirements are applicable, as a matter of law, to Tenant.

(B)                                With respect to the Leased Premises, Tenant agrees to furnish services on a fair, equal and not unjustly discriminatory basis to all users thereof, and to charge fair, reasonable and not unjustly discriminatory prices for each unit or service; provided, that Tenant may be allowed to make reasonable and nondiscriminatory discounts, rebates or other similar types of price reductions to volume purchasers consistent with the limitations set forth in Section 601.

Section 711.                                Civil Rights.  Tenant assures the Authority that Tenant shall comply with pertinent statutes, executive orders, and such rules as are promulgated to assure that no Person shall, on the grounds of race, creed, color, national origin, gender, age, or handicap be excluded from participating in any activity conducted with or benefiting from federal assistance.  This Section obligates Tenant, for the period during which federal assistance is provided to the Airport program, except where federal assistance is to provide, or is in the form of, personal property or real property or interests therein or structures or improvements thereon.  In these excepted cases, this Section shall obligate Tenant for the longer of the following periods: (A) the period during which the property is used by the sponsor or any transferee for a purpose for which federal assistance is extended, or for another purpose involving the provision of similar services and benefits; or (B) the period during which the Airport sponsor or any transferee retains ownership or possession of the property.  In the case of contractors, this Section shall bind the contractors from the bid solicitation period through the completion of the contract.

Section 712.                                Affirmative Action.

(A)                              With respect to the Leased Premises, Tenant agrees to undertake anaffirmative action program as required by 14 CFR Part 152, subpart E, to ensure that no Person shall, on the grounds of race, creed, color, national origin or gender, be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E; and that no Person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by that Subpart.

(B)                                In order to further the foregoing objectives, Tenant agrees that with respect to the operation of its Business at the Leased Premises, Tenant shall use commercially reasonable efforts to engage the services of and to procure goods and services from minority business enterprises and women business enterprises (pursuant to certifications from the City of Indianapolis or the State), at levels not less than the following percentages during each year of the Initial Term or Extension Period:

(i)                                     minority business enterprises: at least fourteen percent (14%) of all goods and services purchased by Tenant in connection with the operation of its Business at the Leased Premises; and

(ii)                                  women business enterprises:  at least four percent (4%) of all goods and services purchased by Tenant in connection with the operation of its business at the Leased Premises.

Tenant shall annually issue a statement to Authority reporting minority and business women purchase percentages.

No contractual requirements or penalties shall be imposed if Tenant does not meet the percentage targets set forth in this Section 712.

Section 713.                                Observance of Statutes.  Subject to Section 602 hereof, Tenant shall have the right to use the Airport or its facilities located on the Airport property in common with others authorized to do so; provided, however, that Tenant shall observe and comply with any and all requirements of the constituted public authorities and with all federal, state or local statutes, ordinances, regulations and standards applicable to Tenant for its use of the Airport, including but not limited to, rules and regulations promulgated from time to time by the Airport Director for the general administration of the Airport.

Section 714.                                Hazard Lights.  Tenant shall, at its expense, provide and maintain hazard lights on any structure it erects on the Leased Premises, if required by Authority or Federal Aviation Administration (“FAA”) regulations.  Any hazard lights so required shall comply with the specifications and standards established for installation by the FAA.

Section 715.                                Liens.

(A)                              Tenant shall not permit any employee lien or mechanic’s, materialmen’s or similar lien for labor or materials furnished or alleged to have been furnished to the Leased Premises to attach to any portion of the Leased Premises, the Facilities, or any other part of the Airport, and Tenant herein agrees that if any such lien is filed, Tenant shall:  (i) notify the Authority of the pendency of such lien, and (ii) indemnify, protect, defend and save harmless the Indemnified Parties from and against any loss, liability or expense whatsoever by reason thereof, and shall proceed with and defend, at Tenant’s expense, such action or proceedings as may be necessary to remove any lien from the records.

(B)                                Tenant may, however, in good faith and with due diligence, contest any such lien filed or established against all or any portion of the Leased Premises.  Tenant may permit any such lien or charge to remain undischarged and unsatisfied during the period of such contest and appeal therefrom, if and only if (i) Tenant effectively prevents or stays the execution, foreclosure or enforcement of the lien or charge, or (ii) the contest or appeal prevents or stays the execution or enforcement or foreclosure of the lien or charge.  If any lien or charge is so stayed and that stay thereafter expires or the Authority gives Tenant written notice that by nonpayment of any items the Leased Premises or any portion thereof will be subject to loss or forfeiture, then Tenant shall forthwith pay and cause to be satisfied and discharged any lien or charge or secure payment by posting a bond, in form satisfactory to the Authority.  At the expense of Tenant, the Authority shall cooperate fully with Tenant in any contest.

(C)                                If Tenant shall fail to contest, discharge or pay any such lien as required by subsections (A) and (B) hereof, the Authority may contest, discharge or pay any such lien which the Authority may determine to be necessary in order to protect its interest in the Leased Premises, the Facilities and/or the Site.  In such event, Tenant agrees to reimburse the Authority for any and all actual and reasonable out-of-pocket expenses and costs incurred by the Authority in respect thereto including Authority’s reasonable attorney fees.

Section 716.                                Tenant to Maintain its Organizational Existence.  Tenant shall maintain its organizational existence, shall remain duly qualified to do business in the State, shall not dissolve or otherwise dispose of all or substantially all of its assets.

Section 717.                                Advances by Authority.  If Tenant fails to maintain full insurance coverage as required by this Lease Agreement, or otherwise fails to comply with any covenant or agreement set forth in this Lease Agreement, the Authority may (but shall be under no obligation to) take out the required policies of insurance or otherwise comply with those covenants and agreements after providing Tenant with notice and an opportunity to cure such failure.  Tenant agrees to pay all amounts advanced by the Authority in payment of the required premiums for insurance or to comply otherwise with such agreements and covenants, which amounts, together with interest thereon at the rate of one and one half percent (1.5%) per month, shall become an additional rental obligation of Tenant to the Authority.

Section 718.                                Waiver of Partition.  Tenant waives any right to partition the Leased Premises.

ARTICLE VIII

OBLIGATIONS OF AUTHORITY

Section 801.                                Ingress and Egress.  Tenant shall have the right of pedestrian, vehicular and aircraft ingress to and egress from the Leased Premises for Tenant and its officers, employees, agents, servants, customers, vendors, suppliers, patrons, and invitees over the roadway provided by the Authority serving the Leased Premises, which roadway provides access to the Leased Premises from a public right-of-way.  The Authority’s roadway outside the Leased Premises shall be used jointly with other tenants at the Airport, and Tenant shall not interfere with the rights and privileges of other Persons using these facilities and shall be subject to those weight and type use restrictions as Authority deems necessary.

Section 802.                                Quiet Enjoyment of the Leased Premises.

(A)                              By keeping and performing its covenants and agreements herein contained, Tenant shall have the right, during the Term and subject to the provisions of this Lease Agreement, to peaceably and quietly possess and enjoy the Leased Premises.

(B)                                The simultaneously held interests of the Authority in the Leased Premises shall not be merged, but shall be separate and distinct.  In addition, notwithstanding that the Term may exceed the term of the lease agreements or sublease agreements by which, directly or indirectly, the Authority subleases the Leased Premises from other Persons, this Lease Agreement constitutes a sublease and not an assignment, and Tenant’s rights in the Leased Premises are limited to the subleasehold estate granted hereby and there shall be no merger with any interest of the Authority created by any instrument described herein.  However, if any leasehold interest held by the Authority terminates and as a result thereof or thereafter any other interest of the Authority in and to the Leased Premises becomes a present interest, and the Authority thereby succeeds to such interest by reason of other interests it holds in the Leased Premises, then the Authority shall be deemed to have leased such other interest to Tenant on the terms set out herein.  In the event the change of interest described herein occurs, Tenant’s Lease shall remain in full force and effect.

ARTICLE IX

COMPLIANCE WITH SECURITY REQUIREMENTS

Section 901.                                Security Agreement.  Tenant shall have entrances and gates to the Air Operations Area and shall execute, in connection with this Lease Agreement, an Airport Security Agreement as required by the Authority in accordance with TSA regulations, Title 49 CFR Part

1542, which Airport Security Agreement requires Tenant to control and regulate any doors, openings or entrances to the Air Operations Area.

Section 902.                                Security Rules and Regulations of Authority, FAA and TSA.  Tenant shall comply with, and shall cause its subtenants (and its and their respective Employees, agents, contractors and Invitees) to comply with, such reasonable rules and regulations of the Facilities and other portions of the Airport as are adopted by the Authority from time to time, in the authority’s reasonable discretion, for safety and security of the Leased Premises and the Facilities and other portions of the Airport and preservation of good order therein, all of which shall be sent by the Authority to tenant in writing and shall thereafter be carried out and observed by Tenant and its subtenants and its and their respective Employees, agents, contractors and Invitees (the “Facilities Security Rules and Regulations”).  Tenant acknowledges that the Facilities Security Rules and Regulations may, among other things, include requirements regarding use of cards, keys or other access devices to access certain portions of the Leased Premises or other portions of the Facilities, requirements regarding Tenant’s obligations for securing the Equipment, provisions restricting Tenant and its subtenants and any of its or their respective Employees, agents, contractors or Invitees from accessing or entering into certain portions of the Facilities, requirements that any visitors to the Facilities register at the entrance to the Facilities, wear identification and be accompanied by a representative of the tenant whom they are visiting, and, other similar requirements.  The Authority hereby agrees that it will in good faith, as part of the process of the Authority’s development of the Facilities Security Rules and Regulations with Regulations and will give reasonable consideration to Tenant’s comments and concerns regarding those Facilities Security Rules and Regulations prior to their implementation by the Authority.  In addition to the Facilities Security Rules and Regulations, Tenant shall also comply with, and cause its subtenants, and its and their respective Employees, agents, contractors, and Invitees to comply with, all applicable FAA and TSA security regulations, orders or security direction as in effect or mandated from time to time.

ARTICLE X

MAINTENANCE, REPAIRS AND REPLACEMENTS

Section 1001.                          Maintenance, Repairs and Replacements to Leased Premises and Facilities.  Except as otherwise provided in this Article X, the Authority shall, subject to Section 702 (A) and 702 (B), at its cost and expense, be responsible during the Term for (a) performing all structural maintenance, repairs and replacements with respect to the Facilities and the Leased Premises (other than Equipment, which is covered under Section 1002 below), including without limitation foundations, exterior Facility walls (including door frames, window frames, doors and windows), exteriors of the Facilities, interior demising walls (including door frames and window frames), roof, drains, gutters, and all structural parts of the Facilities, and all (b) periodically painting the interior walls, and sealing the concrete floors, within the Leased Premises in order to maintain them in a reasonably neat, safe condition, and (c) performing all maintenance, repairs and replacements with respect to the air conditioning, electrical, heating, mechanical and plumbing systems in the Facilities, all in at least as good condition as exists on the Effective Date or in such condition as may be required by applicable Law.  The Authority shall not be required to pay for, and Tenant shall indemnify, defend, save and hold harmless the Authority from and against the cost and expense, including without limitation reasonable attorneys’ fees, of any such maintenance, repairs or replacements that become necessary as a result of or by reason of Tenant’s, or its agent’s, contractor’s, employee’s, invitee’s or visitor’s, neglect or willful misconduct, except to the extent covered by insurance maintained by the Authority pursuant to this Lease Agreement against such hazards however caused.

Section 1002.                          Maintenance Repairs and Replacements of and to Equipment.

(A)                              Repairs, Replacements and Maintenance by the Tenant. Except as otherwise provided in this Article X, the Tenant shall, at its cost and expense, be responsible during the Term of this Lease Agreement for performing all maintenance and repairs with respect to the Equipment furnished by the Authority to Tenant, including without limitation preventive maintenance upon a periodic schedule to be reasonably and mutually determined by the Authority. The Authority shall not be required to pay for, and Tenant shall indemnify, defend, save and hold harmless the Authority from and against the cost and expense, including without limitation reasonable attorneys’ fees, of any such maintenance, repairs or replacements that become necessary by reason of Tenant’s, or its agent’s, contractor’s, employee’s, invitee’s or visitor’s, neglect or willful misconduct, except to the extent covered by insurance maintained by the Authority pursuant to this Lease Agreement against such hazards however caused. and Tenant, such schedule to minimally be in accordance with manufacturers’ recommendations.

Section 1003.                          Prompt Notification of Damage, Defects or Malfunction.  Tenant shall promptly notify the Authority or designated agent of the Authority, in writing, as soon as Tenant becomes aware of any damage, defect or malfunction in or to any portion of the Facilities and/or the Leased Premises, including without limitation the Equipment (according to Section1002).

Section 1004.                          Access to Leased Premises.  The Authority reserves the right to enter the Leased Premises as may be necessary or appropriate from time to time for the purpose of general inspections and for making the repairs, replacements, or maintenance required for safety, protection and preservation of the Leased Premises (including without limitation the Equipment) and the Facilities.  Reservation of such right of entry shall not enlarge in any way the Authority’s obligations for maintenance, repairs, or replacements as otherwise provided in this Lease Agreement.  The Authority shall use commercially reasonable efforts (except in the event of an emergency) to provide Tenant with reasonable advance notice regarding the repairs, replacements or maintenance and to perform the repairs, replacements or maintenance at reasonable times and in a manner that will not materially interfere with the operation by Tenant of its Business.

Section 1005.                          Inventory of Equipment at Leased Premises.

(A)                              Identification of Equipment.  Prior to the commencement of the Term, the Authority shall identify the Equipment by tags or other means of identification as deemed appropriate by the Authority in its sole discretion.  The Authority may also similarly identify (or may require Tenant to identify) any Equipment that is obtained by the Authority or by the Tenant pursuant to Section 1002, to replace any Equipment.  Tenant shall not remove any tags or other identification from the Equipment unless instructed to do so by the Authority.

(B)                                Annual Itemized List; Audit of Equipment at Leased Premises.  The Authority may, during the Term of this Lease and within ninety (90) days after the expiration of the Term or earlier termination of this Lease Agreement, and at the Authority’s cost and expense, conduct (or cause the Authority’s third party contractor to conduct) an audit with respect to any and all items of Equipment with an individual value in excess of Two Thousand Five Hundred Dollars ($2,500) and with respect to any and all items of Excluded Property.  Tenant agrees to cooperate with the Authority and its third party contractor during any audit.  The Authority shall furnish Tenant with a copy of written report and list of Equipment generated as a result of the audit.

ARTICLE XI

FACILITIES OPERATIONS AND SERVICES

Section 1101.                          Services.  Except as otherwise provided in this Article XI and subject to Section 702 (A) and 702 (B), the Authority shall, at its cost and expense, furnish the following services to Tenant during the Term of this Lease Agreement:

(A)                              Supply and replacement of light bulbs and tubes in and on all buildings, obstruction lights and replacement of all glass in the Facilities, including plate glass.

(B)                                Provide janitorial services in the Common Area.

(C)                                Cleaning of stoppages in plumbing fixtures, drain lines and septic and sewage disposal system to the Leased Premises.

(D)                               Maintenance of all building and overhead doors and door operating systems including weather stripping and glass replacement.

(E)                                 Interior and exterior maintenance to all components of the Facilities, including painting, repairing and replacement, as necessary or appropriate, , as reasonably determined by the Authority in its sole discretion.

(F)                                 Maintenance, repair or replacement of utilities (other than Excluded Property) and Facility systems serving the Facilities and/or the Leased Premises, to include, without limitation, sprinkler, life-safety, electrical, mechanical and plumbing in the Facilities, including but not limited to air conditioning and heating equipment.

(G)                                Snow removal from apron areas, parking areas and roadways, at such time and in such a manner as determined by the Authority in its reasonable discretion.

(H)                               Landscaping, at such times an in such manner as determined by the Authority in its sole but reasonable discretion.

(I)                                    Provision and maintenance of hand fire extinguishers for the Facility interior of the Facilities, excluding Tenant’s Leased Premises, including all shops, parking and storage areas in accordance with applicable safety codes.

(J)                                   Subject to such stoppages as are necessary in order to maintain, repair or replace the pipes, wires, lines, ducts and other related fixtures and equipment relating thereto, and subject to Section 1102 below, furnish central heat, air conditioning, and ventilation to the Leased Premises twenty-four (24) hours a day, seven (7) days a week; provided, however, that the temperatures to be maintained at particular times during the day, and/or in particular portions of the Leased Premises, and/or on particular days of the week, shall be as mutually determined by the Authority and Tenant and failure to do so shall constitute a default hereunder.

Section 1102.                          Authority Not Liable for Malfunctions.  Should any of the machinery or equipment utilized in supplying the services listed above cease to function properly, the Authority shall use diligence to repair the same within a reasonable time under the circumstances, but Tenant shall have no right to terminate this Lease Agreement and shall have no claim for rebate of Rental or damages against the Authority on account of any interruptions of service occasioned thereby or resulting therefrom unless the interruption persists for in excess of 7 days.  Notwithstanding any other provisions hereof, in the event that any Law now or hereafter in effect shall impose a limit or allocation on the Facilities of any utility or other service, whether or not the same is to be supplied to the Facilities or the Leased Premises by the Authority pursuant to this Section, Tenant shall not use or cause to be consumed on the Leased Premises, nor shall the Authority be required to provide to the Leased Premises hereunder, such utility or other service in an amount or in a manner that would result in violation by the Authority or Tenant of such Law.

Section 1103.                          Energy and Utility Conservation.  Tenant agrees to cooperate with the Authority and to abide by all rules and regulations which the Authority may from time to time reasonably prescribe for the proper function and protection of the heating, air-conditioning and utility systems and in order to maximize the effect thereof and to conserve and preserve heat,  air-conditioning and utilities.  Notwithstanding anything to the contrary in this Lease Agreement, the Authority may institute such policies, programs and measures as may be, in Authority’s reasonable judgment, desired, necessary, required or expedient for the conservation and/or preservation of energy, energy services, and/or utilities which do not materially affect Tenant’s business operations, and/or as may be necessary to comply with applicable Laws.

Section 1104.                          Reimbursement by Tenant.  Tenant shall reimburse the Authority for any cost or expense incurred by the Authority for services that are provided by the Authority as a result of the neglect or willful misconduct of Tenant, its employees, agents, contractors, invitees and/or visitors.

ARTICLE XII

Intentionally Deleted

ARTICLE XIII

AUTHORITY’S RESERVATIONS

Section 1301.                          Improvement, Relocation or Removal.

The Authority, at its sole discretion, reserves the right to further develop or improve the Air Operations Areas and other portions of the Airport, including without limitation the right to remove or relocate any structure on the Airport, as it sees fit, and to take any action it considers necessary to protect the aerial approaches of the Airport against obstructions, together with the right to prevent Tenant from erecting or permitting to be erected any building or other structure on the Airport which, in the opinion of the Authority, would limit the usefulness of the Airport or constitute a hazard to aircraft.

Section 1302.                          Inspection of Leased Premises.  The Authority, through its duly authorized agent or agents, shall have at any reasonable time the full and unrestricted right to enter the Leased Premises for the purpose of periodic inspection for fire protection, environmental law compliance, for the purpose of repairs, replacements, and maintenance, for the purpose of performing the Authority’s obligations under this Lease Agreement, and for the purpose of investigating compliance by Tenant with the terms of this Lease Agreement; provided, however, that except in the case of emergency, this right shall be exercised only upon reasonable prior notice to Tenant.

Section 1303.                          Subordination to U.S. Government.  This Lease Agreement shall be subordinate to the provisions of any existing or future agreements between Authority and the United States Government relative to the operation and maintenance of the Airport, the terms and execution of which have been or may be required as a condition precedent to the expenditure or reimbursement to the Authority for Federal funds for the development, maintenance or operation of the Airport.

Section 1304.                          War or National Emergency.  During the time of war or national emergency, the Authority shall have the right to lease the Airport or any part thereof to the United States Government for military use or otherwise grant it the right to use all or any part of the Airport, and if any such lease is executed or such right of use granted, the provisions of this Lease Agreement insofar as they are inconsistent with the lease to the United States Government shall be suspended.

ARTICLE XIV

COMMON AREAS

Section 1401.                          Definition.  As used in this Lease Agreement, the term “Common Area” shall mean those portions of the Facilities designated by the Authority, from time to time, for the common use of all tenants, their agents, contractors, employees, invitees and visitors, but always including, among other facilities, the main entrance lobby to the Facilities, hallways, stairways, access driveways, sidewalks, landscaping, curbs, Authority-designated loading areas and freight elevators, private streets and alleys, other areas and improvements provided and designated by the Authority as being for the common use of all tenants, their agents, contractors, employees, invitees and visitors, all of which shall be subject to the Authority’s reasonable management and control.

Section 1402.                          Tenant’s Use of Common Areas.  The Authority hereby grants to Tenant, and its agents, contractors, employees, invitees and visitors, the nonexclusive right to use the Common Areas, as from time to time constituted, in common with the Authority and all other tenants, and its and their respective agents, contractors, employees, invitees and visitors.  No portion of the Common Areas shall be used by Tenant for any purpose whatsoever other than those uses permitted by the Authority from time to time.

Section 1403                             Maintenance.  The Authority shall, at its sole cost and expense, operate, maintain and repair, or cause to be operated, maintained or repaired, the Common Areas in such condition and repair which the Authority reasonably deems prudent or advisable in the exercise of its sole discretion.  Notwithstanding the foregoing, Tenant shall fully indemnify, defend, save, and hold harmless the Indemnified Parties from and against any and all claims, demands, suits, proceedings, expenses, penalties, fines, damages, losses, attorneys’ fees, and liabilities (collectively, “Claims”) for damage to any portion of the Common Areas or any furniture, fixtures, equipment or other personal property of the Indemnified Parties or any other Person located therein, which result from the negligence or willful misconduct of Tenant, its employees, contractors, visitors, agents, and/or invitees, to the extent those Claims are not covered by the proceeds of insurance maintained by the Authority under this Lease Agreement.

Section 1404.                          Reservation of Rights.  The Common Areas shall at all times be subject to the exclusive control and management of the Authority.  The Authority reserves the right to perform the following, as and to the extent the Authority reasonably deems necessary or appropriate from time to time in its sole discretion: to enter into, modify and terminate licenses, easements and other agreements pertaining to the operation, maintenance and use of the Common Areas; to change the area, level, location, size and arrangement of parking areas and other facilities located in the Common Areas; to designate tenants, their agents, employees, customers and invitees to use particular parking areas; to close portions of the Common Areas in order to make changes, additions, deletions, alterations, improvements or repairs thereto; and to do and perform such other acts in, to and/or with respect to the Common Areas as the Authority shall reasonably determine, in its sole discretion, to be necessary or appropriate; provided, however, that in connection therewith, the Authority shall use commercially reasonable efforts to prevent obstruction of Tenant’s (or its employees’, agents’, visitors’, invitees’, and contractors’) right of ingress to and egress from the Leased Premises and to preserve Common Areas which, taken as a whole, are functionally equivalent or better than the Common Areas as they existed on the date of this Lease.  The Authority shall have the right from time to time to establish, modify and enforce reasonable rules and regulations regarding the use of Common Areas and to cause its tenants, concessionaires and suppliers, including without limitation Tenant, and their respective agents, employees, invitees, visitors, and contractors to so abide and conform; provided, that such rules and regulations do not conflict with any term or provision specifically provided in this Lease Agreement.  The Authority reserves the right to change the Site and the Facilities, including without limitation the Common Areas, by adding land and/or buildings thereto and/or by changing therein the number and location of buildings, building dimensions, the exterior facade of buildings, the number of floors in any of the buildings, dimensions, changing the location and arrangement of facilities located in the Common Areas, changing the identity and type of other tenancies, and to do and perform such other acts in and to the Facilities and Common Areas as the Authority shall determine to be advisable; provided only that (i) the gross leaseable area of the Leased Premises shall not be substantially changed, (ii) access to the Leased Premises shall not be materially impaired, (iii) Tenant’s signage shall not be materially adversely affected, and (iv) the Common Areas, taken as a whole, remain functionally equivalent or better than the Common Areas as they existed on the date of this Lease.  The rights herein conferred upon and reserved to the Authority do not impose any obligations upon the Authority to observe or perform those rights, which rights may be observed or performed as the Authority, in its sole discretion, may determine to be necessary or appropriate under the circumstances.

ARTICLE XV

INSURANCE

Section 1501                             Authority’s Insurance. The Authority shall, at its expense, procure, maintain and keep in force during the Term of this Lease Agreement from a financially secure and reputable company, (A) casualty insurance insuring the Facilities, including without limitation the Leased Premises, for such amount as the Authority determines to be necessary or appropriate but in no event less than the greater of (i) replacement cost and (ii) the sum of the outstanding balances of the bond issues of the City of Indianapolis, State of Indiana, and Indianapolis Airport Authority Special Purpose Facility bonds utilized to finance the Site and Facilities; and (B) commercial general liability insurance with respect to the Site and the Facilities and the operation thereof by the Authority, covering any and all claims for injuries to (including personal injury), or death of, persons and damage to, or loss of, property, occurring in, on, or about the Site and Facilities (excepting the Leased Premises), which insurance shall have a minimum limit of combined coverage of bodily and personal injury, death and property damage of not less than $100,000,000.00.

Section 1502                             Tenant’s Insurance.

(A)                              Casualty Insurance.   Tenant shall, at its expense, procure, maintain and keep in force, at all times during the Term of this Lease Agreement, casualty insurance covering Tenant’s Personal Property, including but not limited to the Excluded Property, located on, in, or about the Leased Premises, in such amounts as Tenant determines to be necessary or appropriate.  Tenant acknowledges and agrees that all of the Personal Property, and all property that Tenant stores for third parties, shall be kept on, in, or about the Leased Premises at Tenant’s sole risk and expense.

(B)                                Tenant shall carry comprehensive airline commercial comprehensive general liability insurance, including aircraft liability, products liability, hangar keepers liability, and automobile liability coverage with a financially secure and reputable company, insuring Tenant against liability for personal injury and bodily injury (including wrongful death) and damage to property caused by Tenant’s use, occupancy, activities or operations at or on the Leased Premises and associated apron area, the policy limits thereof to be a combined single limit of at least $100,000,000.00 for any one occurrence. Tenant shall name the Indemnified Parties as additional insureds on all such policies of insurance to the extent Tenant is required to indemnify the

Indemnified Parties, pursuant to Section 1701herein and shall furnish Authority with certificates issued by the insurance underwriters evidencing the existence of valid policies as aforesaid. Such certificates shall state that the coverage will not be amended so as to decrease the protection below the limits specified therein or be subject to cancellation without 30 days prior written notice to Authority.

(C)                                Tenant shall maintain Workmen’s Compensation insurance in a minimum amount as required by Indiana Law. Tenant’s comprehensive automobile liability coverage should be in the minimum amount of $10,000,00 for vehicles with airfield access and $5,000,000 for vehicles without airfield access for both bodily injury and property damage.

(D)                               In at any time Tenant shall fail to obtain or maintain in force the insurance required herein, Authority may notify Tenant of its intention to purchase such insurance for Tenant’s benefit, and, if Tenant has not delivered evidence of insurance coverage to Authority before the date on which the current insurance expires, Authority may effect such insurance by taking our policies in companies satisfactory to Authority, such insurance to be in amounts no greater than those specified in this Section 1502 or as may be in effect from time to time. The amount of the premiums paid for such insurance obtained by Authority shall be payable by Tenant upon receipt of Authority’s invoice therefor, with interest at the rate of 18% per year commencing on the date of payment by Authority.

Section 1503.                          Application of Insurance Proceeds.  The proceeds of the insurance required to be maintained in accordance with the provisions of Section 1501 hereof shall be paid and disbursed in accordance with the provisions of Article XVI hereof.

Section 1504.                          Release and Waiver of Subrogation.  The Authority and Tenant each hereby mutually release and discharge one another, and their respective owners, officers, directors, managers, employees and agents, from any and all liability for loss or damage to their respective property arising from or caused by any casualty or hazard covered or required under this Lease Agreement to be covered in whole or in part by insurance on the Leased Premises, the Facilities or the Site, or the contents thereof, that is required to be maintained by the releasing party (other than liability for any deductibles that the releasing party may be required to pay with respect to such insurance) and hereby waive any right of subrogation which might otherwise exist in or accrue to any Person (including without limitation their respective insurers) on account hereof, REGARDLESS OF ANY NEGLIGENCE (except gross or willful negligence) on the part of the released persons which may have contributed to or caused such loss or damage, but only to the extent that proceeds for such loss or damage are actually collectable under said policies. If the policies of insurance provided for under this Article XV require an endorsement to provide for continued coverage where there is a waiver of subrogation, the Authority and Tenant will, respectively, cause their respective policies to be so endorsed.

ARTICLE XVI

CASUALTY DAMAGE AND CONDEMNATION

Section 1601. Damage by Casualty. In the event of fire or other casualty in or to any portion of the Leased Premises, Tenant shall give prompt notice thereof to Authority.

(A)                              Repair and Restoration.

(1)                                  If, by reason of any casualty cause, the Leased Premises is damaged to such an extent that the Leased Premises are untenantable in whole, or in substantial part, then:

(a)   If the repairs and rebuilding necessary to restore the Leased Premises to substantially its condition prior to the occurrence of the damage can, in the reasonable judgment of Authority, be completed within 180 days from the date on which the damage occurred, Authority shall so notify Tenant in writing, and shall proceed promptly with such repairs and rebuilding, and in such event, the rental for the Leased Premises shall be abated pro rata for the period from the date of the occurrence of such damage to the date upon which such repairs and rebuilding are completed.

(b)   If such repairs and rebuilding cannot, in the reasonable judgment of Authority be completed with the aforesaid 180 days, Authority or Tenant, at its option, to be evidenced by notice in writing to the other party, may either: (i) proceed promptly with said repairs and rebuilding, in which event Tenant’s rental shall be abated as stated in subparagraph (a) above, or (ii) terminate this Lease Agreement in which event Tenant’s rental shall be abated from and after the date of occurrence of the casualty damage.

(c)   Authority shall use its best efforts to assist Tenant with locating alternative space, if necessary, during any repairs, rebuilding or reconstruction of the Leased Premises.

(d)   Authority shall have no obligation to repair, restore, or replace any of Tenant’s Personal Property (including without limitation the Excluded Property) or to make repairs or restoration beyond the extent of the gross proceeds derived from insurance less payment of attorneys’ fees and expenses properly incurred in the collection of those gross proceeds.

(e) In no event shall the Authority be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from a Casualty or by reason of any repairs or restoration to any part of the Facilities (including without limitation the Leased premises) necessitated by the Casualty.

Section 1602.                          Condemnation.

(A)                              Condemnation; Termination; Restoration.  In the event of a taking or appropriation of property in the exercise of the power of eminent domain for a public or quasi-public use or a transfer in lieu of the exercise of the power of eminent domain (a “Condemnation”) of the entire Leased Premises or the entire Facilities, this Lease Agreement shall terminate on the date of the vesting of title to the condemned property or on the date of the taking of possession of such property by the condemning authority, whichever shall first occur.

In the event (i) of a Condemnation with respect to the Leased Premises that exceeds twenty percent (20%) of the Leased Premises, or (ii) the proceeds available to the Authority from the Condemnation (and not applied by any lender to then-outstanding indebtedness) are not, in the Authority’s sole judgment, adequate for the restoration, the Authority shall have the right to terminate this Lease Agreement by written notice to Tenant within thirty (30) days after the vesting of title to the condemned property or the taking of possession of the property by the condemning authority, whichever is earlier.  In the event of a Condemnation affecting a portion of the Leased Premises, Tenant shall have the right to terminate this Lease Agreement if more than twenty percent (20%) of the Leased Premises then Occupied by Tenant is taken as part of the Condemnation, by providing written notice of termination to the Authority within thirty (30) days after the vesting of title to the condemned property or the taking of possession of the property by the condemning authority, whichever is earlier.  Such termination as to the portion of the Leased Premises that is taken by the condemning authority shall be effective as of, and retroactive to, the earlier of the date when the condemning authority takes possession or the date when title to the condemned property vests in the condemning authority.  If less than all of the Leased Premises is taken, such termination as to that portion of the Leased Premises not taken shall be effective as of the later of (1) the date when exclusive possession of that portion of the Leased Premises not subject to the Condemnation is surrendered by Tenant to the Authority, or (2) the date of vesting of title to the condemned property or the date of taking of possession of the property by the condemning authority (whichever is earlier).  Until such time as this Lease Agreement is fully terminated pursuant to the preceding sentences, Tenant shall be obligated to continue to pay Rental equitably and proportionately abated to reflect any untentable portions of the Leased Premises and all other payments specified in Article VI hereof.  If the Authority elects to continue this Lease Agreement in effect, the Authority shall be responsible, to the extent of Net Proceeds available (and not applied by any lender to then-outstanding indebtedness), for performance of all work necessary to make the Leased Premises (or such portion thereof as was not taken in Condemnation) usable by Tenant in addition to all work necessary in other portions of the Facilities as a result of such taking.

(B)                                Application of Proceeds.  The Net Proceeds from the Condemnation may be applied in one or more of the following ways as determined by the Authority:

(1)           To the extent neither party terminates this Lease Agreement as provided above, toward the restoration of the Leased Premises (or such portion thereof that were not taken in Condemnation) and Facilities (or such portion thereof that were not taken in Condemnation) to substantially the same condition as existed prior to the exercise of the power of eminent domain, to the extent of Net Proceeds available from the Condemnation (and not applied by any lender to then- outstanding indebtedness);

(2)           To the extent neither party terminates this Lease Agreement as provided above, toward the construction or acquisition of other improvements suitable for Tenant’s operations on the remaining portion of the Leased Premises (which improvements shall be deemed a part of the Facilities and available for use and occupancy by Tenant without the payment of any rent other than as herein provided to the same extent as if such other improvements were specifically described herein and demised hereby), to the extent of Net Proceeds available from the Condemnation (and not applied by any lender to then-outstanding indebtedness); or

(3)           To the extent either party terminates this Lease Agreement as provided above, payment of such proceeds to the Authority.

(C)                                Condemnation of Tenant’s Personal Property.  All compensation awarded for any such taking or conveyance of the Authority’s interest shall be the property of the Authority without deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to the Authority all right, title and interest in and to such award.  However, Tenant shall have the right to recover from the condemning authority, but not from the Authority, such compensation as may be awarded to Tenant, if applicable, on account of moving and relocation expenses and depreciation to and removal of Tenant’s property.

(D)                               Taking or Condemnation by the Authority.  If the Authority exercises its right of condemnation or eminent domain with respect to all or substantially all of the Leased Premises for the purposes set forth in Section 1301 hereof, the Authority reserves the right, on eighteen (18) months notice, to relocate or replace the Facilities in substantially similar form at another comparable location on the Airport or to replace such portion of the Leased Premises; provided, however, Tenant shall have the right to terminate this Lease Agreement as and to the extent permitted pursuant to Section 1602; and provided further, that if Tenant does not exercise such termination right pursuant to Section 1602, that following such relocation or replacement, the Leased Premises are substantially similar to and can be operated in a manner substantially similar to the Leased Premises prior to such relocation or replacement and Tenant’s Business can be operated in a manner substantially similar to Tenant’s Business prior to such relocation or replacement.  The new location shall constitute thereafter the Leased Premises and the facilities or improvements located thereon, and equipment thereof, shall thereafter constitute the Facilities for purposes of this Lease Agreement.  The relocation of the Leased Premises shall be at no cost to Tenant and the new Facilities must be ready for occupancy by Tenant prior to the date of required relocation subject to moving Tenant’s Excluded Property and the Equipment to the new relocated Facilities.  If the Authority complies with the provisions of this Section, such remedies shall be in lieu of any remedies Tenant may have pursuant to law or equity with respect to the actions taken by the Authority in condemning the Leased Premises or relocating the Leased Premises.

ARTICLE XVII

GENERAL INDEMNITY

Section 1701.                          Indemnity.  Except as provided in Section 705 (B) hereof, Tenant agrees fully to indemnify, defend, save and hold harmless the Indemnified Parties and their respective representatives, director, officers, employees or agents from and against all liabilities, losses, Claims, actions, judgments, administrative proceedings, fines, settlement demands, penalties, and damages of any nature or character ( and all reasonable expenses incidental to the investigation and defense thereof including Indemnified Parties’ reasonable attorney fees) based on or arising out of personal injury or bodily injury ( including wrongful death) to person or persons or damage to property caused by, or arising out of the use, occupancy, activities or operations of Tenant, its owners, managers, officers, directors, employees, invitees, agents or representatives at or on the Leased Premises, associated apron area, or Airport, including without limitation,

Claims based on or arising out of a breach by Tenant of this Lease Agreement or of any applicable Laws; provided that Tenant shall not be liable for any injuries, death, damage or loss to the extent that such injury, death, damage or loss is caused by the fault or negligence of Indemnified Parties, their respective agents or employees; and provided further that Authority shall give to tenant prompt and reasonable notice of any such claims or actions. The provisions of this Section shall survive the expiration or early termination of this Lease Agreement.

ARTICLE XVIII

EVENTS OF DEFAULT BY AUTHORITY

Section 1801.                          Events of Default by Authority.  It shall constitute an Event of Default by the Authority if the Authority fails to observe and perform any covenant, condition or agreement on its part to be observed or performed in this Lease Agreement for a period of thirty (30) days after Tenant gives written notice to the Authority, specifying the failure and requesting that it be remedied.  If a failure under this subsection is such that it cannot be corrected within the applicable period, it shall not constitute an Event of Default under this Article XVIII if corrective action is instituted by the Authority within the applicable period and is diligently pursued until the failure is corrected, but such additional applicable period shall not exceed sixty (60) days without the written consent of Tenant.

Section 1802.                          Remedies of Tenant on Default.  If any Event of Default referred to in Section 1801 occurs, Tenant may institute any action at law or in equity against the Authority as may appear necessary or desirable to enforce the performance and observance of any covenant, condition or obligation of the Authority hereunder, to recover damages for the Authority’s non-performance or non-observance of the same.

Section 1803.                          No Additional Waiver Implied By One Waiver; Consents to Waiver.  The waiver by Tenant of any breach by the Authority of any of its covenants, conditions or obligations under this Lease Agreement shall not operate as a waiver of any subsequent breach of the same or a waiver of any breach of any other covenant, condition, or obligation under this Agreement.  Tenant’s forbearance to seek a remedy for any breach by the Authority shall not be a waiver by Tenant of any of its rights and remedies with respect to the breach or any subsequent breach of the same covenant, condition or obligation or with respect to any other breach.

Section 1804.                          Delay Not a Waiver.  No delay or omission by Tenant to exercise any right or power accruing upon any Event of Default by the Authority shall impair any such right or power of Tenant or be construed to be a waiver of any Event of Default by the Authority or any acquiescence therein, and every power or remedy given by this Lease Agreement to Tenant may be exercised from time to time and as often as may be deemed expedient.  Tenant may waive any Event of Default by the Authority that in its opinion has been remedied before the entry of final judgment or decree in any suit, action or proceeding instituted by it under the provisions of this Lease Agreement or before the completion of the enforcement of any other remedies under this Lease Agreement, but no such waiver shall extend to or affect any other existing or subsequent Event of Default by the Authority or impair any rights or remedies consequent thereon.

ARTICLE XIX

EVENTS OF DEFAULT BY TENANT

Section 1901                             Events of Default By Tenant.  The following shall constitute Events of Default by Tenant:

(A)                              The failure to pay all installments of Rental when due (with interest) if applicable under Article VI hereof on the date required for such payment., and Tenant fails to cure that failure within thirty (30) days after Tenant’s receipt of written notice from the Authority.

(B)                                Intentionally deleted.

(C)                                Intentionally deleted.

(D)                               The entry of an order for relief against Tenant as a debtor pursuant to any involuntary bankruptcy proceedings.

(E)                                 The taking of control of Tenant or its assets by a court of competent jurisdiction pursuant to proceedings brought under the provisions of any Federal reorganization act.

(F)                                 The appointment of a receiver or a trustee for Tenant’s assets by a court of competent jurisdiction or a voluntary agreement with Tenant’s creditors.

(G)                                The failure by Tenant to obtain, maintain, and keep in force at all times during the Term of this Lease Agreement the insurance coverages that Tenant is required to obtain, maintain and keep in force pursuant to Article XV above.  , and Tenant fails to cure that failure within thirty (30) days after Tenant’s receipt of written notice from the Authority.

(H)                               Abandonment or vacation of the Leased Premises without payment of rental by Tenant for a period of more than sixty (60) consecutive days without the prior written consent of the Authority.

(I)                                    The failure by Tenant to observe and perform any covenant, condition or agreement on its part to be observed or performed pursuant to this Lease Agreement (other than those sections referred to in subsections (A) through (H) above) for a period thirty (30) days after written notice to Tenant specifying such failure and requesting that it be remedied, given to Tenant by the Authority unless the Authority shall agree in writing to an extension of such time prior to its expiration.  If a failure under this Section is such that it cannot be corrected within the applicable period, it shall not constitute an Event of Default under this Article XIX if corrective action is instituted by Tenant within the applicable period and diligently pursued until the failure is corrected, but such additional applicable period shall not exceed sixty (60) additional days without the written consent of the Authority.  .  Notwithstanding the foregoing, if any failure by Tenant to observe and perform any covenant, condition or agreement on its part to be performed pursuant to this Lease Agreement would materially impact the fundamental operational capability of the Facilities or Airport operations, it shall be an Event of Default if Tenant does not cure such failure within three (3) days after written notice from the Authority.

Section 1902.                          Certain Remedies of the Authority on Rental Default.

(A)                              Upon the occurrence of any Event of Default by Tenant, the Authority may, without giving Tenant notice, except as required in Section 1901:  (i) declare all amounts payable under Article VI to be due and payable immediately; and (ii) may take whatever action at law or in equity as may appear necessary or desirable to collect the Rentals, and any other amounts then due and thereafter to become due pursuant to Article VI hereof, to recover damages for Tenant’s non-payment or to terminate this Lease Agreement without terminating Tenant’s obligations to pay damages or Rentals.

(B)                                If, at any time after the has filed any suit, action or proceeding instituted on account of the default and before the final adjudication of the termination of this Lease Agreement, every default in the observance or performance of any covenant, condition or agreement contained in this Lease Agreement has been remedied to the satisfaction of the Authority, then and in every such case the Authority may, by written notice to Tenant, rescind and annul the declaration and its consequences, but no rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 1903.                          Additional Remedies of Authority on Default.

(A)                              If any Event of Default referred to in Section 1901 occurs, the Authority may, in its own name and for its own account, in addition to any exercise by the Authority of any other remedy provided for in this Lease Agreement or by statute, institute any action at law or in equity against Tenant as may appear necessary or desirable to collect such Rentals and any other amounts then due under this Lease Agreement, or to enforce the performance and observance of any covenant, condition or obligation of Tenant hereunder, or to recover damages for Tenant’s nonpayment, non-performance or non-observance of the same or to terminate Tenant’s right to possession or terminate this Lease Agreement subject, however, to Authority’s obligation to mitigate damages.

(B)                                If, at the time the Authority elects to proceed to enforce its remedies pursuant to subsection (A) hereof for an Event of Default under Section 1901, the Authority may by appropriate judicial proceedings also proceed to evict Tenant from possession of the Leased Premises and the Authority may thereafter retake possession of the Leased Premises while the Event of Default continues.  Notwithstanding these actions, Tenant shall continue to be obligated to make the Rental payments due pursuant to Article VI hereof.

Section 1904                             Tenant to Remain Liable for Payments; Reletting.

(A)                              Notwithstanding the exercise by the Authority of its remedies under Sections 1902 or 1903 hereof, Tenant shall continue to be liable for the payment of all Rentals payable under Article VI hereof and other amounts payable under this Lease Agreement and Tenant shall make such payments at the same times and in the same manner as provided in this Lease Agreement, except as provided in Section 1904(B) hereof.

(B)                                The Authority shall use reasonable efforts to relet the Leased Premises for rentals equal to the full Rentals due from Tenant pursuant to Article VI hereof.

Section 1905                             Intentionally deleted.

Section 1906                             No Remedy Exclusive.  No remedy herein conferred upon the Authority is intended to be exclusive of any other available remedy or remedies, and each remedy shall be cumulative and shall be in addition to every other remedy given under this Lease Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default granted under this Lease Agreement shall impair any right or power or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient, and the exercise of any one right or remedy shall not impair the right of the Authority, to exercise any or all other remedies under this Lease Agreement.

Section 1907                             No Additional Waiver Implied By One Waiver; Consents to Waiver.  The waiver by the Authority of any breach by Tenant of any of its covenants, conditions or obligations under this Lease Agreement shall not operate as a waiver of any subsequent breach of the same or a waiver of any breach of any other covenant, condition, or obligation under this Lease Agreement.  Nor shall the Authority’s forbearance to seek a remedy for any breach by Tenant be a waiver by the Authority of any of its rights and remedies with respect to the breach or any subsequent breach of the same covenant, condition or obligation or with respect to any other breach.

Section 1908                             Waiver of Statutory Notice to Quit.  If the Authority exercises its right to terminate this Lease Agreement upon the happening of any Event of Default or other provision to which such right of termination applies, a notice of termination shall be sufficient to terminate this Lease Agreement; and, upon receipt of the same, Tenant hereby agrees that it will forthwith surrender possession of the Leased Premises to the Authority.  In this connection, Tenant hereby expressly waives the receipt of any notice to quit or notice of termination that would otherwise be given by the Authority.  In addition, all rights of Tenant to the Leased Premises shall be forfeited; provided, however, that the Authority shall have and reserve all of its available remedies at law as a result of said breach of this Lease Agreement.  Failure of the Authority to declare this Lease Agreement terminated upon any event described in Section 1908 hereof shall not operate to bar, destroy or waive the right of the Authority to cancel this Lease Agreement by reason of any subsequent or other event described in Section 1908 hereof.

Section 1909.                          Intentionally deleted.

Section 1910.                          Suspension of Lease Agreement.  During the time of war or national emergency, the Authority shall have the right to lease or grant the right of use over the landing area or any part of the Airport to the United States Government for military use.  If any such lease is executed or grant given, any provisions of this instrument which are inconsistent with the provisions of the agreement or arrangement with the United States Government shall be suspended, provided that the term of this Lease Agreement shall be extended by the amount of the period of suspension; provided, however, that during any such suspension which shall prevent Tenant from use of the Leased Premises Tenant’s obligations to pay Rentals pursuant to Article VI shall likewise be suspended.

Section 1911.                          Delay Not A Waiver.  No delay or omission by the Authority to exercise any right or power accruing upon any Event of Default by Tenant shall impair any such right or power of the Authority or be construed to be a waiver of any Event of Default by Tenant or any acquiescence therein, and every power or remedy given by this Lease Agreement to the Authority may be exercised from time to time and as often as may be deemed expedient.  The Authority may waive any Event of Default by Tenant that in its opinion has been remedied before the entry of final judgment or decree in any suit, action or proceeding instituted by it under the provisions of this Lease Agreement or before the completion of the enforcement of any other remedies under this Lease Agreement, but no such waiver shall extend to or affect any other existing or subsequent Event of Default by Tenant or impair any rights or remedies consequent thereon.

ARTICLE XX

RIGHTS UPON TERMINATION

Section 2001.                          Improvements.  It is the intent of this Lease Agreement that the Leased Premises, including without limitation all improvements and Equipment, shall be and remain the property of Authority both during the entire Term of this Lease Agreement, subject to Tenant’s leasehold estate, and after the expiration of the Term.

Section 2002.                          Excluded Property.  Upon expiration or earlier termination of this Lease Agreement, Tenant shall remove all of Tenant’s Personal Property, including without limitation Excluded Property, from the Leased Premises within thirty (30) days after the effective date of the termination and make all necessary or appropriate repairs to the Leased Premises resulting from such removal so as to restore the Leased Premises to proper operating condition, ordinary wear and tear, casualty and condemnation excepted.  If Tenant fails to timely remove all or any portion of the Excluded Property, the Authority may thereafter elect to remove the Excluded Property (or any part thereof) at Tenant’s expense or elect to deem such excluded Property or any part thereof as abandoned by Tenant to the Authority.

ARTICLE XXI

ASSIGNMENT AND SUBLETTING

Section 2101.                          Subleases and Assignments.

(A)                              Tenant shall not assign this Lease Agreement or any part thereof in any manner whatsoever or assign any of the privileges recited herein without the prior written consent of the Authority, which shall not be unreasonably withheld.  In the event of an assignment, Tenant shall remain liable to the Authority to perform all of the obligations of Tenant hereunder upon failure of the assignee to perform the same,, unless the Authority has agreed to release Tenant.  The assignee shall not assign this Lease Agreement except with the prior written approval of the

Authority, which shall not be unreasonably witheld; and any assignment by Tenant shall contain a clause to this effect.

(B)                                If a change of control (by way of merger, consolidation, or other business combination, or by way of one or more issuances or transfers of ownership interests) in Tenant or in any Entity that directly or indirectly controls the day-to-day operations and management of Tenant and/or directly or indirectly owns a controlling voting or equity interest in Tenant (a “Change of Control”) occurs, Tenant shall immediately notify the Authority, in writing, of the occurrence thereof and shall promptly provide the Authority with such non-confidential and non-proprietary information (including, without limitation, financial statements and other financial information, and copies of documents executed and delivered by the parties to the Change of Control) as the Authority shall reasonably request. Change of Control shall not be deemed to constitute a consent or approval by the Authority to additional or future Changes of Control.

(C)                                Notwithstanding anything contained in this Lease to the contrary, the Authority’s consent shall not be required in the event of an assignment or subletting to (i) a parent, subsidiary, or affiliated corporation of Tenant or Tenant’s parent, (ii) in connection with a merger, consolidation, or reorganization of Tenant, or (iii) in connection with a sale of all or substantially all of Tenant’s assets or stock provided, however, that Tenant provides prior notice of such assignment or subletting.

Section 2102                             Subletting.  Except as permitted in Section 2101 above, Tenant shall not sublease or permit any part of the Leased Premises to be occupied by others without the prior written consent of Authority, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event of a sublease, Tenant shall remain liable to the Authority to perform all of the obligations of Tenant hereunder upon failure of the subtenant to perform the same.  The subtenant shall not assign or sublease this Lease Agreement except with the prior written approval of the Authority, which shall not be unreasonably withheld; and any sublease shall contain a clause to this effect.

Section 2103.                          Mortgages, Liens, and Security Interests Prohibited.  Tenant agrees not to place any that there shall be no leasehold lien, mortgage, security interest, claim, charge or other encumbrance granted or permitted on the Site, the Facilities, the Leased Premises or Tenant’s leasehold estate in favor of any third party other than the Authority.

ARTICLE XXII

GENERAL PROVISIONS

Section 2201.                          Non-Interference with Operation of Airport.  Tenant, by accepting this Lease Agreement, expressly agrees for itself and its successors and assigns that it will not make use of the Leased Premises in any manner that might interfere with the landing and taking off of aircraft at the Airport or otherwise might constitute a hazard.  If this covenant is breached, the Authority reserves the right to enter upon the Leased Premises, and cause the abatement of any interference at the expense of Tenant.

Section 2202.                          Binding Upon Successors and Assigns; No Intent to Benefit Third Parties.  All of the terms and conditions of this Lease Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Except as otherwise expressly provided in this Lease Agreement, the provisions of this Lease Agreement are not intended to, and shall not, benefit any person other than the parties to this Lease Agreement, and the provisions hereof are not intended to, and shall not create any third party beneficiary right in any person.

Section 2203.                          Entire Agreement; Amendments.  This Lease Agreement, and the Exhibits and Addenda referred to herein which form a part of this Lease Agreement, contain the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no representations, promises, warranties, covenants or undertakings of the parties other than those expressly set forth or provided for herein or therein.  This Lease Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated by this Lease Agreement.  No provision of this Lease Agreement may be amended except in a writing signed by both parties, and no such amendment shall extend to anything other than the specific subject matter thereof.

Section 2204.                          Waiver.  The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Lease Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto and any defaults hereunder; provided, however, that such waiver must be in writing, and shall not affect or impair the waiving party’s rights with respect to any other warranty, representation, condition or covenant or any default hereunder, nor shall any waiver constitute a continuing waiver.

Section 2205.                          Section Headings.  The Section headings contained herein are for convenience of reference and are not intended to define or limit the scope of any provision of this Lease Agreement.

Section 2206.                          Governing Law; Interpretation.  This Lease Agreement and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the Laws of the State of Indiana, and shall be treated in all respects as a State of Indiana contract, without regard to any state’s Laws related to choice or conflict of laws. The terms and conditions of this Lease Agreement represent the results of bargaining and negotiations between the parties, each of which has been represented by counsel of its own selection, and neither of which has acted under duress or compulsion, whether legal, economic, or otherwise, and represent the results of a combined draftsmanship effort.  The terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings and the parties hereby expressly waive and disclaim any rule of law or procedure requiring otherwise, specifically including but not limited to any rule of law to the effect that ambiguous or conflicting terms or conditions shall be interpreted or construed against the party who (or whose counsel prepared this Lease Agreement or any earlier draft hereof.

Section 2207.                          Relationship. Nothing contained in this Lease shall be deemed to constitute a partnership, joint venture, agency, or any other relationship between the Authority and Tenant, other than the relationship of landlord and tenant.

Section 2208.                          Notices.  Whenever any notice, consent, approval, or payment is required by this Lease Agreement to be made, given or transmitted to the parties hereto, that notice or payment shall be enclosed in an envelope with sufficient postage attached to insure delivery and deposited in the United States Mail, certified or registered mail, addressed to:

(a)	If to the Authority:	Indianapolis Airport Authority
Indianapolis International Airport
2500 S. High School Road
Suite 100
Indianapolis, Indiana 46241-4941
Attention: Airport Director

(b)	If to Tenant:	Chautauqua Airlines, Inc.
8909 Purdue Rd., Suite 300
Indianapolis, IN 46268
Attention: CFO

or to such other or different address as either party shall by written directive designate in the manner herein provided.

Section 2209                             Counterparts.  This Lease Agreement may be simultaneously executed in two or more counterparts, and by each of the parties on separate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

Exhibit A -	Site
Exhibit B -	Facilities; Portion to Be Leased to Tenant
Exhibit C -	Permitted Encumbrances
Exhibit D -	Prohibited Aircraft Parking Area
Exhibit E -	Equipment

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the Effective Date at Indianapolis, Indiana.

INDIANAPOLIS AIRPORT AUTHORITY

By
Lacy M. Johnson, President

By
H. Patrick Callahan, Vice President

By
David E. Mansfield, Secretary

By
Michael W. Wells, Member

By
Shirley M. Haflich, Member

By
Robert H. Voorhies, Member

By
N. Stuart Grauel, Member

AUTHORITY

CHAUTAUQUA AIRLINES, INC.

By:

Title:

TENANT

Attest:

                             ,

STATE OF INDIANA	)
) SS:
COUNTY OF MARION	)

Before me, a Notary Public in and for said County and State, personally appeared Lacy M. Johnson, H. Patrick Callahan, David E. Mansfield, Michael W. Wells, Shirley M. Haflich, Robert H. Voorhies, and N. Stuart Grauel, respectively, of the Indianapolis Authority, and acknowledged the execution of the foregoing instrument as such officers acting for and on behalf of the Indianapolis Authority.

WITNESS my hand and Notarial Seal this                       day of                                 , 2004.

Signature

	Printed	Notary Public

My Commission Expires:	My County of Residence:

SEAL

STATE OF INDIANA	)
) SS:
COUNTY OF MARION	)

Before me, a Notary Public in and for said County and State, personally appeared                         the                          of                                                , and acknowledged the execution of the foregoing instrument as such officer acting for and on behalf of said                   .

WITNESS my hand and Notarial Seal this             day of                  , 2004.

Signature

	Printed	Notary Public

My Commission Expires:	My County of Residence:

SEAL

KJS – 12/16/04

EXHIBIT B

DESCRIPTION OF FACILITIES TO BE LEASED TO TENANT

Hangar 7 (consisting of “ground level” and Bays 7A and 7B, and associated office, storage and employee support space), all as shown in more detail in the drawings attached hereto as Exhibits B-1 – B-7.  The approximate square footage of each Bay is shown on Exhibits B-1 – B-7 attached hereto.

Square footage:  approximately 48,923.33 square feet

Additional square footage:  approximately 26,069

Mezzanine square footage:  not in use

EXHIBIT E

EQUIPMENT

Tenant shall be allowed to use tables, chairs and lockers located in Leased Premises.